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                                                                     Exhibit 8.1
                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                        Philadelphia, Pennsylvania 19103

May 23, 2001


Pegasus Satellite Communications, Inc.
c/o Pegasus Communications Management Company
225 City Line Avenue
Suite 200
Bala Cynwyd, Pennsylvania 19004


Ladies and Gentlemen:

         As counsel to Pegasus Satellite Communications, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation and filing of the Company's Registration Statement on Form S-4 (the "Registration Statement"), filed on the date hereof with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended ("the Securities Act"), relating to
(i) $172,952,912 in liquidation preference of the Company's 12-3/4% Series B Cumulative Exchangeable Preferred Stock (the "Series B Preferred Stock") to be issued by the Company in exchange for $172,952,912 in liquidation preference of the Company's 12-3/4% Series A Cumulative Exchangeable Preferred Stock (the "Series A Preferred Stock") and (ii) such indeterminate principal amount of the Company's 12-3/4% Senior Subordinated Exchange Notes due 2007 (the "Exchange Notes") as may become issuable upon or in connection with the exchange of the Series B Preferred Stock, as adjusted for stock splits, stock dividends or similar transactions.

         In our opinion, the statements in the prospectus contained in the Registration Statement (the "Prospectus") under the caption "Certain Federal Income Tax Considerations," to the extent they constitute matters of law or legal conclusions, are accurate in all material respects.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the captions "Certain Federal Income Considerations" and "Legal Matters" in the Prospectus. By so doing, we do not concede that we come within the category of persons under Section 7 of the Securities Act or under the rules and regulations of the SEC issued thereunder.

                                         Very truly yours,

                                         /s/ Drinker Biddle & Reath LLP

                                         DRINKER BIDDLE & REATH LLP